EXHIBIT 99.1

Keming Li

February 6, 2013

Board of Directors
Golden Oasis New Energy Group, Inc.

Gentlemen:

I hereby resign my positions as Director and all other positions to which I have been assigned, regardless of whether I served in such capacity, of the Company, effective at 11:59 A.M., February 6, 2013.  The resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Sincerely,

/s/ Keming Li